Exhibit 99.1

Leidos Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2018 Results

- Revenues: $2.65 billion for fourth quarter; $10.19 billion for the year
- Diluted Earnings per Share: $1.25 for fourth quarter; $3.80 for the year
- Non-GAAP Diluted Earnings per Share: $1.10 for fourth quarter; $4.38 for the year
- Cash Flows from Operations: $104 million for fourth quarter, $768 million for the year

RESTON, Va., February 19, 2019 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the fourth quarter and fiscal year 2018.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "Our fourth quarter and full year 2018 results demonstrate success in our ability to drive growth in our business. We closed out the year with record backlog, accelerating revenue growth, and over three quarters of a billion dollars generated in operating cash flows. Looking ahead, we expect to continue our growth momentum and drive value for our shareholders and other stakeholders by leveraging our scale, flexible cost structure, innovative solutions, and our employees’ unwavering commitment to our customers."
Fourth Quarter Summary Results
Revenues for the quarter were $2.65 billion, compared to $2.52 billion in the prior year quarter, reflecting a 5.2% increase.
Operating income for the quarter was $188 million, compared to $101 million in the prior year quarter. Operating income margin increased to 7.1% from 4.0% in the prior year quarter, primarily due to decreases in acquisition, integration and restructuring costs and lower amortization of intangible assets. Non-GAAP operating margin for the quarter was 9.3%, compared to 9.2% in the prior year quarter.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $1.25, compared to $0.74 in the prior year quarter. Non-GAAP diluted EPS for the fourth quarter was $1.10 compared to $0.87 in the prior year quarter. The weighted average diluted share count for the quarter was 150 million compared to 154 million in the prior year quarter.
Defense Solutions
Defense Solutions revenues for the quarter of $1.27 billion increased $44 million, or 3.6%, compared to the prior year quarter. The revenue growth was primarily attributable to new awards.
Defense Solutions operating income margin for the quarter was 6.4%, compared to 7.0% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 7.7%, compared to 9.3% in the prior year quarter, due to lower net profit write-ups compared to the prior year quarter.
Civil
Civil revenues for the quarter of $885 million increased $31 million, or 3.6%, compared to the prior year quarter. The revenue growth was primarily attributable to a net increase in program volumes, partially offset by lower net profit write-ups in the current year quarter.
Civil operating income margin for the quarter was 7.0%, compared to 6.6% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 9.7%, compared to 10.7% in the prior year quarter, primarily attributable to completed contracts and lower net profit write-ups in the current year quarter.
Health
Health revenues of $497 million for the quarter increased $56 million, or 12.7%, as compared to the prior year quarter. The revenue growth is primarily attributable to a net increase in program volumes, partially offset by the completion of certain contracts.

Health operating income margin for the quarter was 13.7%, compared to 10.0% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 16.1%, compared to 12.0% in the prior year quarter, primarily attributable to higher margins on existing programs.
Fiscal Year 2018 Summary Results
Revenues for fiscal year 2018 were $10.19 billion, compared to $10.17 billion in the prior year, reflecting a 0.2% increase.
Operating income for fiscal year 2018 was $749 million, compared to $559 million in the prior year. Operating income margin for fiscal year 2018 was 7.3%, compared to 5.5% in the prior year, primarily due to decreases in the items mentioned above in the fourth quarter summary results. Non-GAAP operating margin was 9.8%, same as the prior year.
Diluted EPS attributable to Leidos common stockholders for fiscal year 2018 was $3.80, compared to $2.38 for the prior year. Non-GAAP diluted EPS for fiscal year 2018 was $4.38, compared to $3.72 in the prior year. The diluted share count was 153 million compared to 154 million in the prior year.
Defense Solutions
Defense Solutions revenues of $4.95 billion for fiscal year 2018 decreased $11 million, or 0.2%, compared to the prior year. The revenue decline was primarily attributable to the completion of certain contracts, partially offset by new awards.
Defense Solutions operating income margin for fiscal year 2018 was 7.0%, compared to 6.2% in the prior year. On a non-GAAP basis, operating margin was 8.4%, same as the prior year.
Civil
Civil revenues of $3.43 billion for fiscal year 2018 increased $20 million, or 0.6%, compared to the prior year. The revenue growth was primarily attributable to new awards and a net increase in program volumes, partially offset by the completion of certain contracts.
Civil operating income margin for fiscal year 2018 was 8.5%, compared to 6.6% in the prior year. On a non-GAAP basis, operating margin for the year was 11.3%, compared to 10.8% in the prior year, primarily attributable to lower costs in the current year.
Health
Health revenues of $1.82 billion for fiscal year 2018 increased $15 million, or 0.8%, compared to the prior year. The revenue growth was primarily attributable to a net increase in program volumes and new awards, partially offset by the completion of certain contracts and lower net profit write-ups in the current year.
Health operating income margin for fiscal year 2018 was 12.7%, same as the prior year. On a non-GAAP basis, operating margin for the year was 15.2%, compared to 14.9% in the prior year, primarily attributable to higher margins on existing programs.
Cash Flow Summary
Net cash provided by operating activities for the quarter were $104 million compared to $164 million in the prior year quarter. The lower operating cash inflows were primarily due to the timing of vendor payments, partially offset by lower payments for taxes, integration and restructuring costs.
Net cash used in investing activities for the quarter were $20 million compared to $38 million in the prior year quarter. The lower cash outflows were primarily due to lower purchases of property, plant and equipment.
Net cash used in financing activities for the quarter were $290 million compared to $65 million in the prior year quarter. The increase in financing cash outflows were primarily due to higher stock repurchases, partially offset by timing of debt payments and proceeds received from a real estate financing transaction.

Net cash provided by operating activities for the fiscal year were $768 million compared to $526 million in the prior year. The higher operating cash inflows were primarily due to lower payments for taxes, integration and restructuring costs and proceeds received from the termination of interest rate swaps. This was partially offset by $24 million of cash paid related to the 2016 acquisition of the Information Systems & Global Solutions business (the "IS&GS Business").
Net cash used in investing activities for the fiscal year were $114 million compared to $71 million in the prior year. The higher cash outflows were primarily due to cash paid related to the 2016 acquisition of the IS&GS Business, partially offset by proceeds from the settlement of a promissory note.
Net cash used in financing activities for the fiscal year were $707 million compared to $429 million in in the prior year. The increase in financing cash outflows were primarily due to higher stock repurchases and cash paid related to a tax indemnification liability. This was partially offset by lower debt payments and proceeds received from a real estate financing transaction.
As of December 28, 2018, the Company had $327 million in cash and cash equivalents and $3.1 billion in debt.
New Business Awards
Net bookings totaled $3.2 billion in the fourth quarter of fiscal year 2018 and $13.7 billion for fiscal year 2018, representing a book-to-bill ratio of 1.2 and 1.3 for the fourth quarter and fiscal year 2018, respectively.
Notable recent awards received include:

•
Veterans Affairs: The Company was awarded four prime contracts by the U.S Department of Veterans Affairs ("VA") to continue to provide medical disability examinations for the Veterans Benefits Administration. The series of awards is part of the VA initiative to improve disability examinations experiences for Veterans through an efficient and streamlined process. The multiple award, fixed-unit-price, indefinite delivery/indefinite quantity contracts have a one-year base period of performance and nine option years with a total estimated ceiling value of approximately $7 billion, if all options are exercised.

•
Office for National Statistics: The Company was awarded a contract by the Office for National Statistics to provide "Questionnaire Management Services" related to the 2021 Census. Under the contract, Leidos will provide integrated services for the production and dissemination of up to 16 million questionnaire packets to households and communal establishments in England, Wales and Northern Ireland. The award has a three-year period of performance and a value of £65 million.

•
U.S. Intelligence Community: The Company was awarded contracts valued at $726 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog at the end of fiscal year 2018 was $20.8 billion, of which $6.4 billion was funded.
Forward Guidance
The Company's outlook for fiscal year 2019 is as follows:

•	Revenues of $10.5 billion to $10.9 billion;

•	Adjusted EBITDA margins of 9.9% to 10.1%;

•	Non-GAAP diluted EPS of $4.25 to $4.60; and

•	Cash flows provided by operating activities at or above $725 million.
Non-GAAP diluted EPS excludes amortization of acquired intangible assets, asset impairment charges, acquisition, integration and restructuring costs, amortization of equity method investments, loss on sale of assets, promissory note impairment, tax adjustments on assets held for sale, tax purchase accounting adjustments and other tax adjustments. See Leidos' non-GAAP financial measures and the related reconciliation to GAAP measures included elsewhere in this release.

The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted EPS to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income and diluted EPS being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern on February 19, 2019. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering conference ID 13686339.
About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, homeland security, civil and health markets. The Company's 32,000 employees support vital missions for government and commercial customers.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending limits (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval of raises to the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by the U.S. government and commercial organizations in environmental impact and remediation projects; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; exposure to lawsuits and contingencies associated with the IS&GS Business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of February 19, 2019. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly P. Hernandez	Melissa L. Koskovich
571.526.6404	571.526.6850
ir@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 28, 2018	December 29, 2017	December 28, 2018	December 29, 2017
Revenues	$2,647	$2,516	$10,194	$10,170
Cost of revenues	2,278	2,179	8,690	8,738
Selling, general and administrative expenses	182	187	729	737
Bad debt expense	—	(1)	—	10
Acquisition, integration and restructuring costs	5	58	37	139
Asset impairment charges	—	—	7	—
Equity earnings of non-consolidated subsidiaries	(6)	(8)	(18)	(13)
Operating income	188	101	749	559
Non-operating expense:
Interest expense, net	(34)	(35)	(138)	(140)
Other expense, net	(4)	(32)	(1)	(26)
Income before income taxes	150	34	610	393
Income tax benefit (expense)	38	79	(28)	(29)
Net income	188	113	582	364
Less: net (loss) income attributable to non-controlling interest	—	(1)	1	(2)
Net income attributable to Leidos common stockholders	$188	$114	$581	$366
Earnings per share:
Basic	$1.27	$0.75	$3.85	$2.41
Diluted	1.25	0.74	3.80	2.38
Weighted average number of common shares outstanding:
Basic	148	152	151	152
Diluted	150	154	153	154

Cash dividends declared per share	$0.32	$0.32	$1.28	$1.28

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 28, 2018	December 29, 2017
ASSETS
Cash and cash equivalents	$327	$390
Receivables, net	1,877	1,831
Other current assets	543	453
Assets held for sale	92	—
Total current assets	2,839	2,674
Property, plant and equipment, net	237	232
Intangible assets, net	652	856
Goodwill	4,860	4,974
Other assets	182	254
	$8,770	$8,990
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$1,476	$1,639
Accrued payroll and employee benefits	473	487
Dividends payable	12	17
Income taxes payable	3	4
Long-term debt, current portion	72	55
Liabilities held for sale	23	—
Total current liabilities	2,059	2,202
Long-term debt, net of current portion	3,052	3,056
Deferred tax liabilities	170	220
Other long-term liabilities	178	129
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value,10 million shares authorized and no shares issued and outstanding at December 28, 2018, and December 29, 2017	—	—
Common stock, $.0001 par value, 500 million shares authorized, 146 million and 151 million shares issued and outstanding at December 28, 2018, and December 29, 2017, respectively	—	—
Additional paid-in capital	2,966	3,344
Accumulated earnings (deficit)	372	(7)
Accumulated other comprehensive (loss) income	(30)	33
Total Leidos stockholders’ equity	3,308	3,370
Non-controlling interest	3	13
Total equity	3,311	3,383
	$8,770	$8,990

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Twelve Months Ended
	December 28, 2018	December 29, 2017	December 28, 2018	December 29, 2017
Cash flows from operations:
Net income	$188	$113	$582	$364
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	64	82	257	336
Amortization of equity method investments	3	3	10	14
Stock-based compensation	11	11	44	43
Asset impairment charges	—	—	7	—
Non-cash interest (income) expense	(2)	3	6	12
Promissory note impairment	—	33	—	33
Bad debt expense	—	(1)	—	10
Other	—	6	2	9
Change in assets and liabilities, net of effects of acquisitions:
Receivables	(60)	(36)	(58)	(191)
Other current assets	(49)	(30)	(73)	(76)
Accounts payable and accrued liabilities	(107)	147	(46)	152
Accrued payroll and employee benefits	59	52	(12)	8
Deferred income taxes and income taxes receivable/payable	(42)	(101)	(39)	(151)
Other long-term assets/liabilities	39	(118)	88	(37)
Net cash provided by operating activities	104	164	768	526
Cash flows from investing activities:
Payments for property, plant and equipment	(20)	(39)	(73)	(81)
Collections on promissory note	—	—	40	2
Acquisitions of businesses	—	—	(81)	—
Net proceeds from sale of assets	—	1	—	8
Net cash used in investing activities	(20)	(38)	(114)	(71)
Cash flows from financing activities:
Payments of long-term debt	—	(15)	(59)	(209)
Payments for debt issuance and modification costs	(2)	—	(8)	(4)
Proceeds from issuances of stock	1	3	14	13
Repurchases of stock and other	(256)	(5)	(438)	(31)
Dividend payments	(47)	(48)	(198)	(198)
Payment of tax indemnification liability	—	—	(23)	—
Proceeds from real estate financing transaction	14	—	14	—
Payments for non-controlling interest acquired	—	—	(8)	—
Other	—	—	(1)	—
Net cash used in financing activities	(290)	(65)	(707)	(429)

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS [CONTINUED]
(in millions)

	Three Months Ended		Twelve Months Ended
	December 28, 2018	December 29, 2017	December 28, 2018	December 29, 2017
Net (decrease) increase in cash, cash equivalents and restricted cash	(206)	61	(53)	26
Cash, cash equivalents and restricted cash at beginning of year	575	361	422	396
Cash, cash equivalents and restricted cash at end of year	$369	$422	$369	$422

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

The segment information for the periods presented was as follows:

	Three Months Ended				Twelve Months Ended
	December 28, 2018	December 29, 2017	Dollar change	Percent change	December 28, 2018	December 29, 2017	Dollar change	Percent change
Revenues:
Defense Solutions	$1,265	$1,221	$44	3.6%	$4,948	$4,959	$(11)	(0.2)%
Civil	885	854	31	3.6%	3,429	3,409	20	0.6%
Health	497	441	56	12.7%	1,817	1,802	15	0.8%
Total	$2,647	$2,516	$131	5.2%	$10,194	$10,170	$24	0.2%

Operating income (loss):
Defense Solutions	$81	$85	$(4)	(4.7)%	$347	$307	$40	13.0%
Civil	62	56	6	10.7%	290	226	64	28.3%
Health	68	44	24	54.5%	230	228	2	0.9%
Corporate	(23)	(84)	61	(72.6)%	(118)	(202)	84	(41.6)%
Total	$188	$101	$87	86.1%	$749	$559	$190	34.0%

Operating income margin:
Defense Solutions	6.4%	7.0%			7.0%	6.2%
Civil	7.0%	6.6%			8.5%	6.6%
Health	13.7%	10.0%			12.7%	12.7%
Total	7.1%	4.0%			7.3%	5.5%

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenues previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	December 28, 2018	December 29, 2017
Defense Solutions:
Funded backlog	$2,811	$2,384
Negotiated unfunded backlog	6,891	5,285
Total Defense Solutions backlog	$9,702	$7,669
Civil:
Funded backlog	$2,314	$2,064
Negotiated unfunded backlog	5,079	5,321
Total Civil backlog	$7,393	$7,385
Health:
Funded backlog	$1,254	$595
Negotiated unfunded backlog	2,483	1,827
Total Health backlog	$3,737	$2,422
Total:
Funded backlog	$6,379	$5,043
Negotiated unfunded backlog	14,453	12,433
Total backlog	$20,832	$17,476
Total backlog at December 28, 2018 included an adverse impact of $171 million when compared to total backlog at December 29, 2017, due to exchange rate movements in the British pound and Australian dollar when compared to the U.S. dollar. Total backlog at December 28, 2018 included $165 million within our Civil segment attributable to our held for sale commercial cybersecurity business.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin and non-GAAP diluted EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) non-operating expense, net; and (ii) the following discrete items and the related tax impacts:

•	Acquisition, integration and restructuring costs - Represents acquisition, integration, lease termination and severance costs related to the Company's acquisitions.

•	Amortization of acquired intangible assets - Represents the amortization of the fair value of the acquired intangible assets.

•	Amortization of equity method investments - Represents the amortization of the fair value of the acquired equity method investments.

•	Loss on sale of assets - Represents the loss on certain real estate sales.

•	Asset impairment charges - Represents impairments of long-lived tangible assets.

•	Promissory note impairment - Represents an impairment of a promissory note.

•	Tax adjustments on assets held for sale - Represents tax benefits related to the Company's commercial cybersecurity business held for sale.

•	Tax purchase accounting adjustments - Represents the tax purchase accounting adjustments related to the Company's acquisitions.

•
Other tax adjustments - Primarily represents the tax impacts of the promissory note impairment, taxable conversion of a subsidiary, real estate sales and revised cumulative impact of the federal government enacted Tax Cuts and Jobs Act.

Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense, net; and (iii) depreciation expense.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.
Non-GAAP diluted EPS is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Quarter Ended December 28, 2018
	As reported	Acquisition, integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Tax adjustments on assets held for sale	Other tax adjustments	Non-GAAP results
Operating income	$188	$5	$50	$3	$—	$—	$246
Non-operating expense, net	(38)	—	—	—	—	—	(38)
Income before income taxes	150	5	50	3	—	—	208
Income tax benefit (expense)[1]	38	(1)	(12)	(1)	1	(68)	(43)
Net income	188	4	38	2	1	(68)	165
Less: net income attributable to non-controlling interest	—	—	—	—	—	—	—
Net income attributable to Leidos common stockholders	$188	$4	$38	$2	$1	$(68)	$165

Diluted EPS attributable to Leidos common stockholders	$1.25	$0.03	$0.25	$0.01	$0.01	$(0.45)	$1.10
Diluted shares	150	150	150	150	150	150	150
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended December 28, 2018
	As reported	Acquisition, integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Non-GAAP results
Income before income taxes	$150	$5	$50	$3	$208
Depreciation expense	14	—	—	—	14
Amortization expense	53	—	(50)	(3)	—
Interest expense, net	34	—	—	—	34
EBITDA	$251	$5	$—	$—	$256
EBITDA margin	9.5%				9.7%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Quarter Ended December 29, 2017
	As reported	Acquisition, integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Tax purchase accounting adjustments	Promissory note impairment	Other tax adjustments	Non-GAAP results
Operating income	$101	$58	$69	$3	$—	$—	$—	$231
Non-operating expense, net	(67)	—	—	—	—	33	—	(34)
Income before income taxes	34	58	69	3	—	33	—	197
Income tax benefit (expense)[1]	79	(10)	(25)	(1)	8	—	(115)	(64)
Net income	113	48	44	2	8	33	(115)	133
Less: net loss attributable to non-controlling interest	(1)	—	—	—	—	—	—	(1)
Net income attributable to Leidos common stockholders	$114	$48	$44	$2	$8	$33	$(115)	$134

Diluted EPS attributable to Leidos common stockholders	$0.74	$0.32	$0.29	$0.01	$0.05	$0.21	$(0.75)	$0.87
Diluted shares	154	154	154	154	154	154	154	154
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended December 29, 2017
	As reported	Acquisition, integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Promissory note impairment	Non-GAAP results
Income before income taxes	$34	$58	$69	$3	$33	$197
Depreciation expense	13	—	—	—	—	13
Amortization expense	72	—	(69)	(3)	—	—
Interest expense, net	35	—	—	—	—	35
EBITDA	$154	$58	$—	$—	$33	$245
EBITDA margin	6.1%					9.7%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Year ended December 28, 2018
	As reported	Acquisition, integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Asset impairment charges	Tax adjustments on assets held for sale	Other tax adjustments	Non-GAAP results
Operating income	$749	$37	$201	$10	$7	$—	$—	$1,004
Non-operating expense, net	(139)	—	—	—	—	—	—	(139)
Income before income taxes	610	37	201	10	7	—	—	865
Income tax expense[1]	(28)	(9)	(51)	(3)	(2)	(16)	(85)	(194)
Net income	582	28	150	7	5	(16)	(85)	671
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$581	$28	$150	$7	$5	$(16)	$(85)	$670

Diluted EPS attributable to Leidos common stockholders	$3.80	$0.18	$0.98	$0.05	$0.03	$(0.10)	$(0.56)	$4.38
Diluted shares	153	153	153	153	153	153	153	153
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Year Ended December 28, 2018
	As reported	Acquisition, integration and restructuring costs		Amortization of intangibles	Amortization of equity method investment	Asset impairment charges	Non-GAAP results
Income before income taxes	$610	$37		$201	$10	$7	$865
Depreciation expense	56	—		—	—	—	56
Amortization expense	211	—		(201)	(10)	—	—
Interest expense, net	138	—		—	—	—	138
EBITDA	$1,015	$37	—	$—	$—	$7	$1,059
EBITDA margin	10.0%						10.4%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Year Ended December 29, 2017
	As reported	Acquisition, integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Tax purchase accounting adjustments	Loss on sale of assets	Promissory note impairment	Other tax adjustments	Non-GAAP results
Operating income	$559	$139	$281	$14	$—	$—	$—	$—	$993
Non-operating expense, net	(166)	—	—	—	—	1	33	—	(132)
Income before income taxes	393	139	281	14	—	1	33	—	861
Income tax (expense) benefit[1]	(29)	(46)	(103)	(5)	8	—	—	(115)	(290)
Net income	364	93	178	9	8	1	33	(115)	571
Less: net loss attributable to non-controlling interest	(2)	—	—	—	—	—	—	—	(2)
Net income attributable to Leidos common stockholders	$366	$93	$178	$9	$8	$1	$33	$(115)	$573

Diluted EPS attributable to Leidos common stockholders	$2.38	$0.60	$1.16	$0.06	$0.05	$0.01	$0.21	$(0.75)	$3.72
Diluted shares	154	154	154	154	154	154	154	154	154
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Year Ended December 29, 2017
	As reported	Acquisition, integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Loss on sale of assets	Promissory note impairment	Non-GAAP results
Income before income taxes	$393	$139	$281	$14	$1	$33	$861
Depreciation expense	55	—	—	—	—	—	55
Amortization expense	295	—	(281)	(14)	—	—	—
Interest expense, net	140	—	—	—	—	—	140
EBITDA	$883	$139	$—	$—	$1	$33	$1,056
EBITDA margin	8.7%						10.4%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Quarter Ended December 28, 2018
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$81	$—	$17	$—	$98	7.7%
Civil	62	—	21	3	86	9.7%
Health	68	—	12	—	80	16.1%
Corporate	(23)	5	—	—	(18)	NM
Total	$188	$5	$50	$3	$246	9.3%

	Quarter Ended December 29, 2017
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating Margin
Defense Solutions	$85	$—	$27	$1	$113	9.3%
Civil	56	—	33	2	91	10.7%
Health	44	—	9	—	53	12.0%
Corporate	(84)	58	—	—	(26)	NM
Total	$101	$58	$69	$3	$231	9.2%

	Year Ended December 28, 2018
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of intangibles	Amortization of equity method investment	Asset Impairment Charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$347	$—	$68	$—	$—	$415	8.4%
Civil	290	—	87	10	—	387	11.3%
Health	230	—	46	—	—	276	15.2%
Corporate	(118)	37	—	—	7	(74)	NM
Total	$749	$37	$201	$10	$7	$1,004	9.8%

	Year Ended December 29, 2017
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of intangibles	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$307	$—	$108	$3	$418	8.4%
Civil	226	—	132	11	369	10.8%
Health	228	—	41	—	269	14.9%
Corporate	(202)	139	—	—	(63)	NM
Total	$559	$139	$281	$14	$993	9.8%
NM - Not Meaningful